UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 4, 2011

Fusion-io, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35188	20-4232255
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

(Address of principal executive offices) (Zip code)

(801) 424-5500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 4, 2011, Fusion-io, Inc. agreed to acquire IO Turbine, Inc., pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”) between Fusion-io, Thunderbird Acquisition Corp., a wholly owned subsidiary of Fusion-io, Thunderbird Merger Sub LLC, a wholly owned subsidiary of Fusion-io, IO Turbine, M. Helen Bradley as stockholder representative, and U.S. Bank National Association as escrow agent. The aggregate consideration in the acquisition for all of IO Turbine’s outstanding securities on a fully-diluted basis will equal approximately $95 million, which amount will be decreased by IO Turbine’s transaction expenses and indebtedness as of the closing of the transaction and will be increased by fifty-percent of IO Turbine’s cash as of the closing of the transaction. Pursuant to the terms of the Merger Agreement, each IO Turbine stockholder may elect to receive the consideration all in shares of Fusion-io common stock, all in cash, or in a set combination of cash and stock, provided that the cash portion will be subject to proration such that it shall not exceed $35 million in the aggregate. The shares of Fusion-io common stock to be issued in the transaction will be valued at $30.02 per share, which was calculated using a closing trading price trailing average of Fusion-io’s common stock during a period prior to the signing of the Merger Agreement.

In connection with the merger, options to purchase IO Turbine common stock outstanding at the time of the merger will be assumed by Fusion-io and converted into options to purchase Fusion-io common stock based on an option exchange ratio. Fusion-io has agreed to file a registration statement on Form S-8 following the closing in order to register the shares of Fusion-io common stock issuable upon the exercise of the assumed IO Turbine options.

IO Turbine and Fusion-io each made representations, warranties and covenants in the Merger Agreement that are similar to those made by parties in similar business combinations. The Merger is subject to customary closing conditions and is expected to close by the end of August 2011.

On August 4, 2011, Fusion-io entered into the First Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank (the “Amendment”) which amends the Amended and Restated Loan and Security Agreement, dated as of September 13, 2010 (as amended, the “Loan Agreement”), by and between Fusion-io and Silicon Valley Bank. The Amendment provides for the consent of Silicon Valley Bank with respect to the acquisition described above and certain amendments to provide Fusion-io with further flexibility to consummate mergers and acquisitions permitted under the Loan Agreement.

The foregoing descriptions of the Merger Agreement and the Amendment do not purport to be complete and are qualified in their entirety by reference to the complete text of each of the Merger Agreement and Amendment, filed as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with regard to the Merger Agreement is hereby incorporated by reference in this Item 3.02. The proposed issuance of shares of Fusion-io common stock to stockholders of IO Turbine in accordance with the terms and conditions set forth in the Merger Agreement will be made in reliance on the private offering exemption of Section 4(2) of the Securities Act and/or the private offering safe harbor provision of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from the IO Turbine stockholders relative to their accreditation and/or sophistication (alone or when taken together with their purchaser representatives, as applicable) and/or their relationship to the company, (iv) the provision of appropriate disclosure, and (v) the placement of restrictive legends on the certificates reflecting the securities coupled with investment representations obtained from the IO Turbine stockholders being issued Fusion-io stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 4, 2011¸ by and between Fusion-io, Inc., IO Turbine, Inc. and certain other parties.

10.1	First Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank, dated as of August 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSION-IO, INC.

By:	/s/ Shawn J. Lindquist
Shawn J. Lindquist
Chief Legal Officer and Executive Vice President

Dated: August 5, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization, dated as of August 4, 2011¸ by and between Fusion-io, Inc., IO Turbine, Inc. and certain other parties.

10.1	First Amendment to Amended and Restated Loan and Security Agreement with Silicon Valley Bank, dated as of August 4, 2011.